UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 18, 2008

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.
Aetna Inc. (together with its consolidated subsidiaries, the “Company”) has a diversified investment portfolio, including investments in the financial services industry.  At June 30, 2008, the Company had an investment portfolio with an aggregate book value of approximately $12.7 billion (excluding investments supporting experience-rated and discontinued products in the Company's Large Case Pensions business, which generally do not affect the Company's results of operations) and shareholders' equity of $9.7 billion.  In this portfolio, the book value of the Company's investment in debt securities of Lehman Brothers Holdings Inc. ("Lehman") and its affiliates and American International Group, Inc. and its affiliates ("AIG") as of September 17, 2008 was approximately $132 million and $102 million, respectively.  The Company is continuing to assess the recoverability of these investments.  The Company has no equity or preferred stock investments in Lehman or its affiliates or AIG.

The Company also has a reinsurance recoverable in the amount of $163 million (at August 31, 2008) from an affiliate of Lehman.  The Lehman affiliate currently is not part of Lehman’s bankruptcy proceedings and to date has performed its reinsurance obligations to the Company, and the reinsurance recoverable is collateralized by assets held in a trust.  The Company does not have any reinsurance with AIG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: September 18, 2008	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer